Exhibit 99.1

Nokia Licenses Immersion's VibeTonz(R) Tactile Feedback for Mobile Devices


    SAN JOSE, Calif.--(BUSINESS WIRE)--July 2, 2007--Immersion Corporation (NASDAQ:IMMR), a leading developer and licensor of touch feedback technology, today announced that Nokia Corporation (NYSE:NOK) has obtained a long-term, worldwide license for Immersion's VibeTonz(R) tactile feedback system for mobile devices. The license gives Nokia, the world's leading mobile device manufacturer, the rights to use VibeTonz technology to enhance mobile device operation.

    "This license with Nokia supports the potential for very widespread use of our VibeTonz System -- and the VibeTonz System supports the potential for a much fuller, more multisensory experience for users," said Immersion CEO Victor Viegas. "With VibeTonz technology, Nokia can very purposefully access the sense of touch and add value throughout the mobile device."

    A single implementation of the VibeTonz System can supply several advantages, including off-load dependence on sight and sound, which can enhance safety and ease operation in some situations. Tactile feedback has also been found to improve execution time, error rate, and information capacity.(1) More specifically, the technology allows touchscreen-based mobile devices to provide unmistakable tactile cues in response to touchscreen presses. It can enliven mobile games with touch feedback similar to that found in console games; heighten the music and ringtone fun-factor by "turning up the sub-woofers" with a vibe beat; make operation easier and more intuitive by pairing audio/visual with tactile cues for events such as call dropped, ringing, and busy; and make alerts more discernible and memorable by varying how they feel, from a reverberating gong effect to a subtle tapping.

    Under the license, Nokia has the right to use Immersion's VibeTonz Mobile Player in its mobile devices sold worldwide. Immersion will supply its VibeTonz SDK to Nokia's Forum Nokia developer community for creating downloadable applications and content for VibeTonz-enabled products.

    (1) The Value of Haptics: A summary of recent published findings on the value of haptic feedback in human-computer interaction.
Immersion Corporation, 2007.

    http://www.immersion.com/valueofhaptics.php

    About the VibeTonz System (www.vibetonz.com)

    The field-proven VibeTonz System, comprised of VibeTonz Mobile Player and VibeTonz SDK, delivers a broad range of tactile feedback effects to make user interface features, applications, and downloadable, multimedia content more intuitive and engaging. Embedded in mobile devices, VibeTonz Mobile Player exerts precise, high-speed control over the vibration actuator to produce tactile effects with unprecedented subtlety and dynamics. VibeTonz SDK provides cross-platform APIs and a suite of authoring tools for making development and customization of tactile feedback fast and easy.

    About Immersion Corporation (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing, and marketing digital touch technology and products. Using Immersion's advanced touch feedback technology (www.immersion.com/corporate/products/), electronic user interfaces can be made more productive, compelling, entertaining, or safer. Immersion's technology is deployed across automotive, entertainment, industrial controls, medical training, mobility, and three-dimensional simulation markets. Immersion's patent portfolio includes over 600 issued or pending patents in the U.S. and other countries.

    Forward-looking Statements

    This press release contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

    All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, or other financial matters; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning the breadth of and timeline to implement force feedback technology into mobile devices or into games or other content, release of VibeTonz-enabled mobile devices, release of content by service providers, or any change in revenue that may occur from such implementation; any statements regarding consumer response that may occur as a result of having touch feedback in mobile devices or content, or consumer and market acceptance of force feedback products in general; proposed products or services; any statements regarding future economic conditions or performance; statements of belief; and any statement or assumptions underlying any of the foregoing. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business, which include, but are not limited to, delay in or failure to achieve commercial demand for Immersion's products or a delay in or failure to achieve the acceptance of force feedback as a critical user experience.

    For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in our most current Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect our beliefs and predictions as of the date of this release. We disclaim any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

    Immersion, the Immersion logo, and VibeTonz are trademarks of Immersion Corporation in the U.S. and other countries. All other trademarks are the property of their respective owners.

    CONTACT: A&R Edelman
             Alexandra Skillman, +1 650-762-2842
             askillman@ar-edelman.com